                                                                   Exhibit 10.35


Amendment To The Interconnection Agreement Between BellSouth Telecommunications,
      Inc. and DeltaCom, Inc. Regarding The Resale of BellSouth Services


   PURSUANT TO THIS AMENDMENT ("the Amendment"), DeltaCom, Inc. ("DeltaCom") and BellSouth Telecommunications, Inc. ("BellSouth") hereinafter referred to collectively as the Parties hereby agree to amend the Interconnection Agreement between the Parties dated March 12, 1997.


   NOW, THEREFORE, for and in consideration of the mutual provisions contained herein, BellSouth and DeltaCom do hereby agree as follows:


I.  Term of the Agreement

    A. The term of this Agreement shall be consistent with the term set forth in Section XVII of the Interconnection Agreement.

    B. The rates pursuant to which DeltaCom is to purchase services from BellSouth for resale shall be at a discount rate off of the retail rate for the telecommunications service. The discount rates shall be as set forth in Exhibit A, attached hereto and incorporated herein by this reference.

II. Definition of Terms

    A. CUSTOMER OF RECORD means the entity responsible for placing application for service; requesting additions, rearrangements, maintenance or discontinuance of service; payment in full of charges incurred such as toll, directory assistance, etc.

    B. DEPOSIT means assurance provided by a customer in the form of cash, surety bond or bank letter of credit to be held by the Company.

    C.  END USER means the ultimate user of the telecommunications services.

    D. END USER CUSTOMER LOCATION means the physical location of the premises where an end user makes use of the telecommunications services.

    E. NEW SERVICES means functions, features or capabilities that are not currently offered by BellSouth. This includes packaging of existing services or combining a new function, feature or capability with an existing service.

    F. OTHER LOCAL EXCHANGE COMPANY (OLEC) means a telephone company certificated by the public service commissions of the Company's franchised area to provide local exchange service within the Company's franchised area.

    G. RESALE means an activity wherein a certificated OLEC, such as DeltaCom subscribes to the telecommunications services of the Company and then reoffers those telecommunications services to the public (with or without "adding value").

     H. RESALE SERVICE AREA means the area, as defined in a public service commission approved certificate of operation, within which an OLEC, such as DeltaCom, may offer resold local exchange telecommunications service.


III. General Provisions


     A. DeltaCom may resell the tariffed local exchange and toll telecommunications services of BellSouth subject to the terms, and conditions specifically set forth herein. Notwithstanding the foregoing, the following are not available for purchase: Grandfathered services; promotional and trial retail service offerings; lifeline and linkup services; contract service arrangements; installment billing options; 911 and E911 services; interconnection services for mobile service providers; legislatively or administratively mandated specialized discounts (e.g., education institution discount) and discounted services to meet competitive situation.

     B. The provision of services by the Company to DeltaCom does not constitute a joint undertaking for the furnishing of any service.

     C. DeltaCom will be the customer of record for all services purchased from BellSouth. Except as specified herein, the Company will take orders from, bill and expect payment from DeltaCom for all services.

     D. DeltaCom will be the Company's single point of contact for all services purchased pursuant to this Agreement. The Company shall have no contact with the end user except to the extent provided for herein.

     E. The Company will continue to bill the end user for any services that the end user specifies it wishes to receive directly from the Company.

     F. The Company maintains the right to serve directly any end user within the service area of DeltaCom. The Company will continue to directly market its own telecommunications products and services and in doing so may establish independent relationships with end users of DeltaCom.

     G. DeltaCom shall not interfere with the right of any person or entity to obtain service directly from the Company.

     H. Although the telephone number of an end user may normally be retained by the end user, telephone numbers are the property of the Company and are assigned to the service furnished. DeltaCom has no property right to the telephone number or any other call number designation associated with services furnished by the Company, and no right to the continuance of service through any particular central office. The Company reserves the right to change such numbers, or the central office designation associated with such numbers, or both, whenever the Company deems it necessary to do so in the conduct of its business.

     I. The Company may provide any service or facility for which a charge is not established herein, as long as it is offered on the same terms to DeltaCom.

     J. Service is furnished subject to the condition that it will not be used for any unlawful purpose.

     K. Service will be discontinued if any law enforcement agency advises that the service being used is in violation of the law.

     L. The Company can refuse service when it has grounds to believe that service will be used in violation of the law.

     M. The Company accepts no responsibility to any person for any unlawful act committed by DeltaCom or its end users as part of providing service to DeltaCom for purposes of resale or otherwise.

     N. The Company will cooperate fully with law enforcement agencies with subpoenas and court orders for assistance with the Company's customers. Law enforcement agency subpoenas and court orders regarding end users of DeltaCom will be directed to DeltaCom. The Company will bill DeltaCom for implementing any requests by law enforcement agencies regarding DeltaCom end users.

     O. The characteristics and methods of operation of any circuits, facilities or equipment provided by other than the Company shall not:

         1. Interfere with or impair service over any facilities of the Company, its affiliates, or its connecting and concurring carriers involved in its service;

         2.  Cause damage to their plant;

         3.  Impair the privacy of any communications; or

         4.  Create hazards to any employees or the public.

     P. DeltaCom assumes the responsibility of notifying the Company regarding less than standard operations with respect to services provided by it.

     Q. Facilities and/or equipment utilized by BellSouth to provide service to DeltaCom remain the property of BellSouth.

     R. White page directory listings will be provided in accordance with regulations set forth in Section A6 of the General Subscriber Service Tariff and will be available for resale.

IV.  BellSouth's Provision of Services to DeltaCom

     A. DeltaCom agrees that its resale of BellSouth services shall be as follows:


         1. The resale of telecommunications services shall be limited to users and uses conforming to the class of service restrictions.

         2. To the extent DeltaCom is a telecommunications carrier that serves greater than 5 percent of the Nation's presubscribed access lines, DeltaCom shall not jointly market its interLATA services with the telecommunications services purchased from BellSouth pursuant to this Agreement in any of the states covered under this Agreement. For the purposes of this subsection, to jointly market means any advertisement, marketing effort or billing in which the telecommunications services purchased from BellSouth for purposes of resale to customers and interLATA services offered by DeltaCom are packaged, tied, bundled, discounted or offered together in any way to the end user. Such efforts include, but are not limited to, sales referrals, resale arrangements, sales agencies or billing agreements. This subsection shall be void and of no effect for a particular state covered under this Agreement as of February 8, 1999 or on the date BellSouth is authorized to offer interLATA services in that state, whichever is earlier.

         3. Hotel and Hospital PBX service are the only telecommunications services available for resale to Hotel/Motel and Hospital end users, respectively. Similarly, Access Line Service for Customer Provided Coin Telephones is the only local service available for resale to COCOTS customers. Shared Tenant Service customers can only be sold those telecommunications services available in the Company's A23 Shared Tenant Service Tariff.

         4. DeltaCom is prohibited from furnishing both flat and measured rate service on the same business premises to the same subscribers (end users) as stated in A2 of the Company's Tariff except for backup service as indicated in the applicable state tariff Section A3.

         5. If telephone service is established and it is subsequently determined that the class of service restriction has been violated, DeltaCom will be notified and billing for that service will be immediately changed to the appropriate class of service. Service charges for changes between class of service, back billing, and interest as described in this subsection shall apply at the Company's sole discretion. Interest at the rate of 0.000590 per day, compounded daily for the number of days from the back billing date to and including the date that DeltaCom actually makes the payment to the Company may be assessed.

         6. The Company reserves the right to periodically audit services purchased by DeltaCom to establish authenticity of use. Such audit shall not occur more than once in a calendar year. DeltaCom shall make any and all records and data available to the Company or the Company's auditor's on a reasonable basis. The Company shall bear the cost of said audit.

     B. Resold services can only be used in the same manner as specified in the Company's Tariff. Resold services are subject to the same terms and conditions as are specified for such services when furnished to an individual end user of the Company in the appropriate section of the Company's Tariffs. Specific tariff features, e.g. a usage allowance per month, shall not be aggregated across multiple resold services. Resold services cannot be used to aggregate traffic from more than one end user customer except as specified in Section A23. of the Company's Tariff referring to Shared Tenant Service.

     C. DeltaCom may resell services only within the specific resale service area as defined in its certificate.

     D. Telephone numbers transmitted via any resold service feature are intended solely for the use of the end user of the feature. Resale of this information is prohibited.

     E. No patent, copyright, trademark or other proprietary right is licensed, granted or otherwise transferred by this Agreement. DeltaCom is strictly prohibited from any use, including but not limited to sales, marketing or advertising, of any BellSouth name or trademark.

V.   Maintenance of Services

     A. Services resold under the Company's Tariffs and facilities and equipment provided by the Company shall be maintained by the Company.

     B. DeltaCom or its end users may not rearrange, move, disconnect, remove or attempt to repair any facilities owned by the Company, other than by connection or disconnection to any interface means used, except with the written consent of the Company.

     C. DeltaCom accepts responsibility to notify the Company of situations that arise that may result in a service problem.

     D. DeltaCom will be the Company's single point of contact for all repair calls on behalf of DeltaCom's end users.

     E. DeltaCom will contact the appropriate repair centers in accordance with procedures established by the Company.

     F. For all repair requests, DeltaCom accepts responsibility for adhering to the Company's prescreening guidelines prior to referring the trouble to the Company.

     G. The Company will bill DeltaCom for handling troubles that are found not to be in the Company's network pursuant to its standard time and material charges. The standard time and material charges will be no more than what BellSouth charges to its retail customers for the same services.

     H. The Company reserves the right to contact DeltaCom's customers, if deemed necessary, for maintenance purposes.

VI.  Establishment of Service

     A. After receiving certification as a local exchange company from the appropriate regulatory agency, DeltaCom will provide the appropriate Company service center the necessary documentation to enable the Company to establish a master account for DeltaCom. Such documentation shall include the Application for Master Account, proof of authority to provide telecommunications services, an Operating Company Number ("OCN") assigned by the National Exchange Carriers Association ("NECA") and a tax exemption certificate, if applicable. When necessary deposit requirements are met, the Company will begin taking orders for the resale of service.

     B.  Service orders will be in a standard format designated by the Company.

     C. When notification is received from DeltaCom that a current customer of the Company will subscribe to DeltaCom's service, standard service order intervals for the appropriate class of service will apply.

     D. The Company will not require end user confirmation prior to establishing service for DeltaCom's end user customer. DeltaCom must, however, be able to demonstrate end user authorization upon request.

     E. DeltaCom will be the single point of contact with the Company for all subsequent ordering activity resulting in additions or changes to resold services except that the Company will accept a request directly from the end user for conversion of the end user's service from DeltaCom to the Company or will accept a request from another OLEC for conversion of the end user's service from the DeltaCom to the other LEC. The Company will notify DeltaCom that such a request has been processed.

     F. If the Company determines that an unauthorized change in local service to DeltaCom has occurred, the Company will reestablish service with the appropriate local service provider and will assess DeltaCom as the OLEC initiating the unauthorized change, an unauthorized change charge similar to that described in F.C.C. Tariff No. 1, Section 13.3.3. Appropriate nonrecurring charges, as set forth in Section A4. of the General Subscriber Service Tariff, will also be assessed to DeltaCom.

     These charges can be adjusted if DeltaCom provides satisfactory proof of authorization.

                                                     Nonrecurring Charge
         (a) each Residence or Business line            $19.41

     G. The Company will, in order to safeguard its interest, require DeltaCom to make a deposit to be held by the Company as a guarantee of the payment of rates and charges, unless satisfactory credit has already been established. Any such deposit may be held during the continuance of the service as security for the payment of any and all amounts accruing for the service.

     H.  Such deposit may not exceed two months' estimated billing.

     I. The fact that a deposit has been made in no way relieves DeltaCom from complying with the Company's regulations as to advance payments and the prompt payment of bills on presentation nor does it constitute a waiver or modification of the regular practices of the Company providing for the discontinuance of service for non-payment of any sums due the Company.

     J. The Company reserves the right to increase the deposit requirements when, in its sole judgment, the conditions justify such action.

     K. In the event that DeltaCom defaults on its account, service to DeltaCom will be terminated and any deposits held will be applied to its account.

     L. In the case of a cash deposit, interest at the rate of six percent per annum shall be paid to DeltaCom during the continuance of the deposit. Interest on a deposit shall accrue annually and, if requested, shall be annually credited to DeltaCom by the accrual date.

VII. Payment And Billing Arrangements

     A. When the initial service is ordered by DeltaCom, the Company will establish an accounts receivable master account for DeltaCom.

     B. The Company shall bill DeltaCom on a current basis all applicable charges and credits.

C. Payment of all charges will be the responsibility of DeltaCom. DeltaCom shall make payment to the Company for all services billed. The Company is not responsible for payments not received by DeltaCom from DeltaCom's customer. The Company will not become involved in billing disputes that may arise between DeltaCom and its customer. Payments made to the Company as payment on account will be credited to an accounts receivable master account and not to an end user's account.

D. The Company will render bills each month on established bill days for each of DeltaCom's accounts.

E. The Company will bill DeltaCom, in advance, charges for all services to be provided during the ensuing billing period except charges associated with service usage, which charges will be billed in arrears. Charges will be calculated on an individual end user account level, including, if applicable, any charges for usage or usage allowances. BellSouth will also bill all charges, including but not limited to 911 and E911 charges, telecommunications relay charges, and franchise fees, on an individual end user account level.


F. The payment will be due by the next bill date (i.e., same date in the following month as the bill date) and is payable in immediately available funds. Payment is considered to have been made when received by the Company.

    If the payment due date falls on a Sunday or on a Holiday which is observed on a Monday, the payment due date shall be the first non-Holiday day following such Sunday or Holiday. If the payment due date falls on a Saturday or on a Holiday which is observed on Tuesday, Wednesday, Thursday, or Friday, the payment due date shall be the last non-Holiday day preceding such Saturday or Holiday. If payment is not received by the payment due date, a late payment penalty, as set forth in I. following, shall apply.

G. Upon proof of tax exempt certification from DeltaCom, the total amount billed to DeltaCom will not include any taxes due from the end user. DeltaCom will be solely responsible for the computation, tracking, reporting and payment of all federal, state and/or local jurisdiction taxes associated with the services resold to the end user.

H. As the customer of record, DeltaCom will be responsible for, and remit to the Company, all charges applicable to its resold services for emergency services (E911 and 911) and Telecommunications Relay Service (TRS) as well as any other charges of a similar nature.

I. If any portion of the payment is received by the Company after the payment due date as set forth preceding, or if any portion of the payment is received by the Company in funds that are not immediately available to the Company, then a late payment penalty shall be due to the Company. The late payment penalty shall be the portion of the payment not received by the payment due date times a late factor. The late factor shall be as set forth in Section A2 of the General Subscriber Service Tariff and Section B2 of the Private Line Service Tariff.

J. Any switched access charges associated with interexchange carrier access to the resold local exchange lines will be billed by, and due to, the Company. No additional charges are to be assessed to DeltaCom.

K. The Company will not perform billing and collection services for DeltaCom as a result of the execution of this Agreement. All requests for billing services should be referred to the appropriate entity or operational group within the Company.

      L. Pursuant to 47 CFR Section 51.617, the Company will bill the charges shown below which are identical to the EUCL rates billed by BST to its end users.

                                              Monthly Rate
    1.    Residential
          (a) Each Individual Line or Trunk       $3.50

    2.    Single Line Business
          (b) Each Individual Line or Trunk       $3.50

    3.    Multi-line Business
          (c) Each Individual Line or Trunk       $6.00

      M. In general, the Company will not become involved in disputes between DeltaCom and DeltaCom's end user customers over resold services. If a dispute does arise that cannot be settled without the involvement of the Company, DeltaCom shall contact the designated Service Center for resolution. The Company will make every effort to assist in the resolution of the dispute and will work with DeltaCom to resolve the matter in as timely a manner as possible. DeltaCom may be required to submit documentation to substantiate the claim.


VIII. Discontinuance of Service

      A. The procedures for discontinuing service to an end user are as follows:

          1. Where possible, the Company will deny service to DeltaCom's end user on behalf of, and at the request of, DeltaCom. Upon restoration of the end user's service, restoral charges will apply and will be the responsibility of DeltaCom.

          2. At the request of DeltaCom, the Company will disconnect a DeltaCom end user customer.

          3. All requests by DeltaCom for denial or disconnection of an end user for nonpayment must be in writing.

          4. DeltaCom will be made solely responsible for notifying the end user of the proposed disconnection of the service.

          5. The Company will continue to process calls made to the Annoyance Call Center and will advise DeltaCom when it is determined that annoyance calls are originated from one of their end user's locations. The Company shall be indemnified, defended and held harmless by DeltaCom and/or the end user against any claim, loss or damage arising from providing this information to DeltaCom. It is the responsibility of DeltaCom to take the corrective action necessary with its customers who make annoying calls. Failure to do so will result in the Company's disconnecting the end user's service.

      B.  The procedures for discontinuing service to DeltaCom are as follows:

          1. The Company reserves the right to suspend or terminate service for nonpayment or in the event of prohibited, unlawful or improper use of the facilities or service, abuse of the facilities, or any other violation or noncompliance by DeltaCom of the rules and regulations of the Company's Tariffs.

          2. If payment of account is not received by the bill day in the month after the original bill day, the Company may provide written notice to DeltaCom, that additional applications for service will be refused and that any pending orders for service will not be completed if payment is not received by the fifteenth day following the date of the notice. If the Company does not refuse additional applications for service on the date specified in the notice, and DeltaCom's noncompliance continues, nothing contained herein shall preclude the Company's right to refuse additional applications for service without further notice.

          3. If payment of account is not received, or arrangements made, by the bill day in the second consecutive month, the account will be considered in default and will be subject to denial or disconnection, or both.

          4. If DeltaCom fails to comply with the provisions of this Agreement, including any payments to be made by it on the dates and times herein specified, the Company may, on thirty days written notice to the person designated by DeltaCom to receive notices of noncompliance, discontinue the provision of existing services to DeltaCom at any time thereafter. In the case of such discontinuance, all billed charges, as well as applicable termination charges, shall become due. If the Company does not discontinue the provision of the services involved on the date specified in the thirty days notice, and DeltaCom's noncompliance continues, nothing contained herein shall preclude the Company's right to discontinue the provision of the services to DeltaCom without further notice.

          5. If payment is not received or arrangements made for payment by the date given in the written notification, DeltaCom's services will be discontinued. Upon discontinuance of service on a DeltaCom's account, service to DeltaCom's end users will be denied. The Company will also reestablish service at the request of the end user or DeltaCom upon payment of the appropriate connection fee and subject to the Company's normal application procedures.

          6. If within fifteen days after an end user's service has been denied no contact has been made in reference to restoring service, the end user's service will be disconnected.


IX.  Resolution of Disputes


     Except as otherwise stated in this Agreement, the parties agree that if any dispute arises as to the interpretation of any provision of this Agreement or as to the proper implementation of this Agreement, the parties will petition the applicable state Public Service Commission for a resolution of the dispute. However, each party reserves any rights it may have to seek judicial review of any ruling made by that Public Service Commission concerning this Agreement.


X.   Miscellaneous

     A. The liability and indemnification obligations of the parties shall be as set forth in Section XXI. of the Interconnection Agreement.

     B. Issues regarding the treatment of proprietary and confidential information will be governed pursuant to Section XXIV. of the Interconnection Agreement.

     C. The Parties agree that this Amendment shall not be proffered by either party in another jurisdiction as evidence of any concession or as a waiver of any position taken by the other party in that jurisdiction or for any other purpose.

     D. Any failure by either party to insist upon the strict performance by the other party of any of the provisions of this Amendment shall not be deemed a waiver of any of the provisions of this Amendment, and each party, notwithstanding such failure, shall have the right thereafter to insist upon the specific performance of any and all of the provisions of this Amendment.

     E. This Amendment shall be governed by, and construed and enforced in accordance with Section XXVII of the Interconnection Agreement.

     F. This Amendment was executed after arm's length negotiations between the undersigned Parties and reflects the conclusion of the undersigned that this Amendment is in the best interests of all Parties.

     G. Every notice, consent, approval, or other communications required or contemplated by this Amendment shall be provided pursuant to Section XIX. of the Interconnection Agreement.

     H. More favorable resale arrangements may be available to DeltaCom pursuant to Section XXII. of the Interconnection Agreement.

     I. The Parties agree that all of the other provisions of the Interconnection Agreement dated March 12, 1997 shall remain in full force and effect and by this reference are incorporated herein.

     L. The Parties agree that the execution of this Amendment and its submission to the Commission is made without prejudice to the rights of either party to challenge the Commission's decision regarding the resale of BellSouth telecommunications service to new entrants. The Parties further agree to conform this Amendment to any final nonappealable decision of the Commission regarding resale.

XI.  Amendments

     This Agreement may be amended at any time upon written agreement of both parties.

XII. Entire Agreement

     This Agreement sets forth the entire understanding and supersedes prior agreements between the parties relating to the subject matter contained herein and merges all prior discussions between them, and neither party shall be bound by any definition, condition, provision, representation, warranty, covenant or promise other than as expressly stated in this Agreement or as is contemporaneously or subsequently set forth in writing and executed by a duly authorized officer or representative of the party to be bound thereby.

BellSouth Telecommunications, Inc.      DeltaCom


BY: /s/ Jerry D. Hendrix                By: /s/ Tom Mullis
   ---------------------------------       ------------------------------------
            Signature                                 Signature


NAME:  Jerry D. Hendrix                 NAME:  Tom Mullis
     -------------------------------         ----------------------------------
           Printed Name                               Printed Name


TITLE:   Director                       TITLE:  Sr VP
      ------------------------------          ---------------------------------

                                  EXHIBIT "A"

                             APPLICABLE DISCOUNTS

     The telecommunications services available for purchase by DeltaCom for the purposes of resale to DeltaCom end users shall be available at the following discount off of the retail rate.

                                                DISCOUNT
                                                --------
       STATE                    RESIDENCE                         BUSINESS
       -----                    ---------                         --------
      ALABAMA                      10%                               10%
      FLORIDA                      18%                               12%
      GEORGIA                     20.3%                             17.3%
     KENTUCKY                      10%                               8%
    LOUISIANA*                   20.72%                            20.72%
    MISSISSIPPI                    9%                                8%
  NORTH CAROLINA                   12%                               9%
  SOUTH CAROLINA                   10%                               9%
    TENNESSEE**                    16%                               16%

* Effective as of the Commission's Order in Louisiana Docket No. U-22020 dated November 12, 1996.

** The Wholesale Discount is set as a percentage off the tariffed rates. If OLEC provides its own operator services and directory services, the discount shall be $21.56%. These rates are effective as of the Tennessee Regulatory Authority's Order in Tennessee Docket No. 90-01331 dated January 17, 1997.